Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

May 15, 2015

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093

Ladies and Gentlemen:

We have acted as counsel for Kraft Foods Group, Inc., a Virginia corporation (“Kraft”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 24, 2015 (the “Merger Agreement”), among H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), Kraft, Kite Merger Sub Corp., a Virginia corporation and a direct wholly owned subsidiary of Heinz (“Merger Sub I”) and Kite Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Heinz (“Merger Sub II”), in which Merger Sub I will merge with and into Kraft with Kraft surviving as a wholly owned subsidiary of Heinz (such surviving company, the “Initial Surviving Company” and such merger, the “Merger”). Immediately following the Merger, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and a direct wholly owned subsidiary of Heinz (the “Subsequent Merger” and together with the Merger, the “Mergers”). The Mergers are described in the proxy statement, which is included in the registration statement filed on Form S-4 (as amended or supplemented through the date hereof) (the “Registration Statement”) in connection with the Mergers. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed (i) the Merger Agreement, (ii) the Equity Investment Letters, (iii) the Registration Statement, (iv) the representations made by Heinz, Merger Sub I, Merger Sub II and Kraft in their respective letters, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”), and (iv) such other documents and matters of law and fact as we have considered necessary or appropriate. In rendering this opinion, we have assumed that (i) the Mergers will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the Mergers and the parties thereto set forth in the Merger Agreement and Registration Statement are true, complete and correct as of the Effective Time of the Mergers and thereafter (where relevant); (iii) the representations made by Heinz, Merger Sub I, Merger Sub II and Kraft in the Representation Letters are, and will remain, true, complete and correct as of the Effective Time of the Mergers and thereafter (where relevant); (iv) any representations made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification; and (v) Heinz, Kraft and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or Registration Statement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences” in the proxy statement included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of shares of Kraft common stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SULLIVAN & CROMWELL LLP